Exhibit 10.20

SHENZHEN BESTMAN PRECISION INSTRUMENT CO., LTD.

Pages: 1	Page 1 of 1		Purchase order	No.: *
Supplier name:	Shenzhen Ebitech Technology Co., Ltd. (CP-00063)			Purchase date is November 16, 2020,
Contact person:				Purchase order number: *
Telephone:				Currency: RMB
Fax:				Exchange rate: 1.0000
Purchaser:	Wei Jinli (19024)			Approval code: Unapproved
Address:	Floor 8, Yifang Building, No.315 Shuangming Avenue, Guangming District, Shenzhen			Note: XFS Repair Cream
Telephone:
article number	name of an article		unit	quantity	tax rate	Tax price	Unpaid amount	Total tax
XFS(50G)	Repair cream (50g)	Repair cream (50g)	branch	2, 000.00	1.00%	14. 8500	29, 405. 9 four	29, 700, 00
XFS(5G)	Repair cream (5g)	Repair cream (5g)	branch	1, 500,00	1.00%	1. 6900	2, 509. 90	2, 535. 00
following blank
Estimated delivery date	2020/11/30					Total amount (tax included):		32, 235. 00
Total amount (tax included) in words):	thirty-two thousand two hundred and thirty five Yuan only.					Total amount before tax: |31, 915. 84

Terms:

I. Quality standards and special requirements: Supply according to specifications.

II. Payment method: 50% in advance and the balance shall be paid before delivery.

III. Delivery date: 2020/11/30.

IV. Delivery address and transportation requirements: The goods are delivered to the 8th floor of Yifang Building, No.315 Shuangming Avenue, Guangming District, Shenzhen, and can be checked and delivered by express delivery at the cost of the supplier.

V. Acceptance standard: the supplier shall send the materials and delivery documents specified by the buyer to the place specified by the buyer according to the purchase contract, and the buyer or the buyer's customer shall follow the technical specification of the product and the buyer's customer inspection standards or relevant national standards.

VI. Supplier's responsibility:

1. If the buyer refuses to pass the inspection, the supplier shall give a preliminary reply within 24 hours after receiving the formal notice from the buyer and providing the corresponding information. During this period, the supplier shall provide the corresponding information. Emergency measures, so as not to affect the production of the buyer. After that, the supplier shall provide a formal adverse feedback report within 7 days.

2. After negotiation, if the defective materials need to be repaired or screened at the buyer's factory, the cost shall be borne by the supplier.

3. If the buyer's products are defective due to the quantity of components and materials provided by the supplier, and the buyer's customers complain or the products are returned or repaired, all the related expenses and losses incurred shall be borne by the supplier.

4. The compensation involved shall be claimed by the buyer from the supplier according to the customer's deduction certificate or other relevant certification materials.

5. If the supplier confirms it, please sign and seal it and send it back. This purchase order will become effective, and the faxed copy will be valid.

VII. After the order is signed, either party can't unilaterally cancel the obligation of cooperation and non-performance of the order, otherwise the losses caused thereby will be borne by the breaching party.

VIII. Matters not covered shall be settled through friendly negotiation between the supplier and the buyer. If negotiation fails, a lawsuit can be brought directly to the people's court.

Demander (seal): Shenzhen Bestman Precision Instrument Co., Ltd	Supplier (seal):
Order placed by the demander:	/s/ Li Lin
Review by the demander:	/s/ Xiang Wang

Approved by the demander:	/s/ Hualan Hu	Supplier Representative:

Date: 2020/11/16	Date: 2020/11/16
(affixed with corporate seal)	(affixed with corporate seal)